Exhibit 99.1

Stepan Reports Third Quarter Results

Northbrook, Illinois, October 18, 2023 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

•
Reported net income was $12.6 million, or $0.55 per diluted share, versus a record $39.4 million, or $1.71 per diluted share, in the prior year. Adjusted net income* was $14.7 million, or $0.64 per diluted share, versus a record $46.3 million, or $2.01 per diluted share, in the prior year. Total Company sales volume decreased 9% versus the prior year.
•
Surfactant operating income was $15.4 million versus $39.0 million in the prior year. This decrease was primarily due to a 7% decline in global sales volume and lower unit margins. Operating income improved slightly versus the $15.1 million reported for the second quarter of 2023 primarily due to new contracted volume for low 1,4 dioxane products. Demand within the agricultural end market remained low due to continued customer and channel inventory destocking.
•
Polymer operating income was $21.8 million versus $31.9 million in the prior year. This decrease was primarily due to a 12% decline in global sales volume, including a 10% decline in Rigid Polyols. Operating income improved $5.5 million, or 34%, versus the second quarter of 2023 primarily due to a 7% increase in global Rigid Polyols demand.
•
Specialty Product operating income was $2.4 million versus $9.7 million in the prior year. This decrease was primarily attributable to lower unit margins and sales volume within the medium chain triglycerides (MCT) product line. Operating income was down $1.4 million from the second quarter of 2023 primarily due to order timing differences.
•
The effect of foreign currency translation positively impacted net income by $0.7 million, or $0.03 per diluted share, versus the prior year.
•
The Company increased its quarterly cash dividend in the fourth quarter of 2023 by $0.01 per share, or 3%, marking the 56th consecutive year that the Company has increased its cash dividend to stockholders.
•
EBITDA** was $45.1 million during the third quarter of 2023 versus $76.4 million in the prior year. Adjusted EBITDA** was $48.0 million versus $85.5 million in the prior year. The declines in both EBITDA** and adjusted EBITDA** were primarily due to the 9% reduction in sales volume versus the prior year.
•
The Company recorded a $4.1 million after-tax restructuring reserve, associated with the Company's previously announced voluntary early retirement program, in the third quarter of 2023. In addition, the Company is expanding its cost reduction activities and expects to realize $50.0 million of pre-tax cost savings in 2024 to help offset inflation and increased expenses related to the Company's new Pasadena alkoxylation investment.

* Adjusted net income and adjusted earnings per share are non-GAAP measures which exclude deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, certain environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

** EBITDA and adjusted EBITDA are non-GAAP measures. See Table VI for calculations and GAAP reconciliations of EBITDA and adjusted EBITDA.

YTD Highlights

•
Reported net income was $41.4 million, or $1.80 per diluted share, for the first nine months of 2023 versus $136.3 million, or $5.90 per diluted share, in the prior year. Adjusted net income* was $43.2 million, or $1.88 per diluted share, versus $140.0 million, or $6.06 per diluted share, in the prior year. Total Company sales volume was down 14% compared to the first nine months of 2022.
•
Cash generated from operations during the first nine months of 2023 was $104.9 million, up $29.9 million or 40% versus the first nine months of 2022. Free cash flow continues to be negative due to the Company's 2023 capital expenditures.

“The Company's third quarter results delivered gradual volume, adjusted EBITDA and adjusted net income growth versus the second quarter of 2023. The sequential volume growth was led by higher Rigid Polyols demand and new contracted volume for low 1,4 dioxane products in our Personal Care business. This was partially offset by continued customer and channel destocking within our agricultural business," said Scott Behrens, President and Chief Executive Officer. "Specific to the third quarter, Surfactant unit margins were lower versus the prior year due to less favorable product mix, high-cost raw material inventory carryover, and pricing pressure in Latin America from imported products. Specialty Product unit margins were significantly lower due to high-cost inventory and pricing pressure related to increased MCT import activity. Expenses were slightly lower versus prior year due to proactive headcount and discretionary expense controls implemented earlier in the year and lower incentive-based compensation accruals. We recorded a $5.5 million pre-tax restructuring reserve to manage the transition of employees participating in our voluntary early retirement program. We continue to make significant progress on our cash objectives, delivering another $55 million reduction in our inventory levels. Finally, we completed our low 1,4 dioxane capital investments and we are executing the last phase of our Pasadena, TX alkoxylation investment which is expected to be operational mid-year 2024.”

Financial Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands, except per share data)	2023	2022	% Change	2023	2022	% Change
Net Sales	$562,226	$719,185	(22)%	$1,793,637	$2,146,094	(16)%
Operating Income	$19,517	$54,659	(64)%	$58,383	$195,645	(70)%
Net Income	$12,571	$39,384	(68)%	$41,397	$136,319	(70)%
Earnings per Diluted Share	$0.55	$1.71	(68)%	$1.80	$5.90	(69)%

Adjusted Net Income *	$14,730	$46,281	(68)%	$43,206	$140,017	(69)%
Adjusted Earnings per Diluted Share *	$0.64	$2.01	(68)%	$1.88	$6.06	(69)%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•
Deferred Compensation: The 2023 third quarter reported net income includes $2.0 million of after-tax income versus $0.9 million of after-tax income in the prior year.

•
Cash-Settled SARs: These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time. Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income. The current year third quarter reported net income includes less than $0.1 million of after-tax income versus $0.1 million of after-tax income in the prior year.

•
Business Restructuring: The 2023 third quarter reported net income includes $4.2 million of after-tax expense versus $0.1 million of after-tax expense in the prior year. The current year quarter includes a $4.1 million after-tax restructuring reserve associated with the Company's voluntary early retirement program. Both the current and prior year also include $0.1 million of after-tax decommissioning expense associated with the Company's Canadian plant closure.

•
Environmental Remediation – The 2023 third quarter reported net income includes less than $0.1 million of after-tax expense versus $7.9 million of after-tax expense in the prior year.

Percentage Change in Net Sales

Net sales in the third quarter of 2023 decreased 22% year-over-year primarily due to lower selling prices and a 9% decrease in global sales volume. The lower selling prices were mainly attributable to the pass-through of lower raw material costs, less favorable product/customer mix and competitive pressures.

	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2023
Volume	(9)%	(14)%
Selling Price & Mix	(16)%	(3)%
Foreign Translation	3%	1%
Total	(22)%	(16)%

Segment Results

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Net Sales
Surfactants	$373,836	$474,861	(21)%	$1,233,351	$1,428,211	(14)%
Polymers	$169,559	$214,807	(21)%	$495,200	$640,771	(23)%
Specialty Products	$18,831	$29,517	(36)%	$65,086	$77,112	(16)%
Total Net Sales	$562,226	$719,185	(22)%	$1,793,637	$2,146,094	(16)%

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands, all amounts pre-tax)	2023	2022	% Change	2023	2022	% Change
Operating Income
Surfactants	$15,373	$38,976	(61)%	$57,570	$140,994	(59)%
Polymers	$21,813	$31,864	(32)%	$48,137	$79,905	(40)%
Specialty Products	$2,402	$9,685	(75)%	$8,704	$23,246	(63)%
Total Segment Operating Income	$39,588	$80,525	(51)%	$114,411	$244,145	(53)%
Corporate Expenses	$(20,071)	$(25,866)	(22)%	$(56,028)	$(48,500)	16%
Consolidated Operating Income	$19,517	$54,659	(64)%	$58,383	$195,645	(70)%

Total segment operating income for the third quarter of 2023 decreased $40.9 million, or 51%, versus the prior year quarter. Total segment operating income for the first nine months of 2023 was down $129.7 million, or 53%, versus the prior year.

•
Surfactant net sales were $373.8 million for the quarter, a 21% decrease versus the prior year. Selling prices were down 17% primarily due to the pass-through of lower raw material costs, less favorable product/customer mix and competitive pricing pressures in Latin America. Sales volume decreased 7% year-over-year primarily due to overall lower demand, continued customer and channel inventory destocking within the agricultural end market, and the previously disclosed backward integration by one customer, associated with the low 1,4 dioxane transition, in the third quarter of 2022. Foreign currency translation positively impacted net sales by 3%. Surfactant operating income for the quarter decreased $23.6 million, or 61%, versus the prior year. This decrease was predominately due to the 7% decline in sales volume and lower unit margins. The lower unit margins reflect less favorable product mix, high-cost inventory carryover and increased competitive pricing pressures. Higher pre-operating expenses associated with the Company's new alkoxylation production facility that is being built in Pasadena, Texas were also a headwind during the quarter.

•
Polymer net sales were $169.6 million for the quarter, a 21% decrease versus the prior year. Sales volume decreased 12% in the quarter, including a 10% decline in Rigid Polyols, due to lower demand within the Rigid Polyols, Specialty Polyols and Phthalic Anhydride businesses. The lower demand primarily reflects customer/channel inventory destocking and lower construction-related activities within the North America market. This was partially offset by volume growth in China. Selling prices decreased 12%, primarily due to the pass-through of lower raw material costs, and foreign currency translation positively impacted net sales by 3%. Polymer operating income decreased $10.1 million, or 32%, primarily due to the 12% decrease in global sales volume.

•
Specialty Product net sales were $18.8 million for the quarter, a 36% decrease versus the prior year. Sales volume was down 28% versus prior year while operating income decreased $7.3 million, or 75%. The decline in operating income was primarily attributable to lower unit margins and sales volume within the MCT product line. The lower unit margins were primarily due to high-cost inventory carryover.

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
($ in millions)	2023	2022		2023	2022
EBITDA
Surfactants	$31.7	$52.8	(40)%	$105.3	$181.4	(42)%
Polymers	$29.7	$39.8	(25)%	$72.6	$103.4	(30)%
Specialty Products	$3.9	$11.2	(65)%	$13.0	$27.6	(53)%
Unallocated Corporate	$(20.2)	$(27.4)	(26)%	$(50.8)	$(55.8)	(9)%
Consolidated EBITDA	$45.1	$76.4	(41)%	$140.1	$256.6	(45)%

Adjusted EBITDA
Surfactants	$31.6	$52.7	(40)%	$105.1	$181.0	(42)%
Polymers	$29.7	$39.8	(25)%	$72.6	$103.3	(30)%
Specialty Products	$3.9	$11.2	(65)%	$13.0	$27.6	(53)%
Unallocated Corporate	$(17.2)	$(18.2)	(5)%	$(48.2)	$(50.4)	(4)%
Consolidated Adjusted EBITDA	$48.0	$85.5	(44)%	$142.5	$261.5	(46)%

•
Consolidated EBITDA was $45.1 million for the quarter, a 41% decrease versus the prior year. Adjusted EBITDA was $48.0 million, a 44% decrease versus the prior year. The year-over-year decreases in both EBITDA and Adjusted EBITDA were primarily due to the decline in sales volume in each of the Company's three business segments. The third quarter of 2023 Adjusted EBITDA of $48.0 million was slightly higher than the $45.8 million of Adjusted EBITDA reported in the second quarter of 2023.

Corporate Expenses

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Total Corporate Expenses	$20,071	$25,866	(22)%	$56,028	$48,500	16%
Less:
Deferred Compensation Expense (Income)	$(3,101)	$(2,131)	46%	$(856)	$(13,038)	NM
Business Restructuring Expense	$5,628	$92	NM	$5,827	$225	NM
Environmental Remediation Expense	$52	$10,372	NM	$513	$11,002	NM
Adjusted Corporate Expenses	$17,492	$17,533	(0)%	$50,544	$50,311	0%

* See Table III for a discussion of deferred compensation plan accounting.

•
Corporate expenses, excluding deferred compensation, business restructuring and certain environmental remediation costs, were flat versus the prior year quarter. Lower incentive-based compensation expenses offset higher salaries, mostly due to the reallocation of some employee costs from the business units to corporate during the first quarter of 2023, insurance and inflation.

Income Taxes

The Company’s effective tax rate was 20.5% for the first nine months of 2023 versus 24.0% for the first nine months of 2022. This year-over-year decrease was primarily attributable to more favorable tax benefits derived from stock-based compensation awards exercised or distributed during the first nine months of 2023.

Shareholder Return

The Company paid $8.2 million of dividends to shareholders in the third quarter of 2023 and $24.5 million of dividends to shareholders during the first nine months of 2023. The Company has not repurchased any Company stock during the first nine months 2023 and has $125.1 million remaining under the share repurchase program authorized by its Board of Directors. With the cash dividend increase in the fourth quarter of 2023, the Company has increased its dividend on the Company’s common stock for 56 consecutive years.

Selected Balance Sheet Information

The Company’s total debt decreased by $33.2 million and cash decreased by $28.4 million versus June 30, 2023. The decrease in debt primarily reflects scheduled debt repayments in July 2023 and lower borrowings against the Company's revolving credit facility. The Company’s net debt level decreased $4.8 million versus June 30, 2023 and the net debt ratio remained flat at 31% (Net Debt and Net Debt Ratio are non-GAAP measures).

($ in millions)	9/30/23	6/30/23	3/31/23	12/31/22
Net Debt
Total Debt	$649.4	$682.6	$711.0	$587.1
Cash	105.5	133.9	127.0	173.8
Net Debt	$543.9	$548.7	$584.0	$413.3
Equity	1,202.8	1,215.1	1,189.9	1,166.1
Net Debt + Equity	$1,746.7	$1,763.8	$1,773.9	$1,579.4
Net Debt / (Net Debt + Equity)	31%	31%	33%	26%

The major working capital components were:

($ in millions)	9/30/23	6/30/23	3/31/23	12/31/22
Net Receivables	$418.2	$423.4	$470.3	$436.9
Inventories	284.5	340.0	368.4	402.5
Accounts Payable	(242.6)	(287.6)	(289.1)	(375.7)
	$460.1	$475.8	$549.6	$463.7

Capital spending was $53.7 million during the quarter and $213.6 million during the first nine months of 2023. This compares to $75.9 million and $205.3 million, respectively, in the prior year. The nine month year-over-year increase is primarily due to increased expenditures in the U.S. for the advancement of the Company’s new alkoxylation facility in Pasadena, Texas. Capital spending in the fourth quarter of 2023 is expected to be in the range of $41 million to $46 million, down versus the first three quarters of 2023, as spending on the low 1,4 dioxane investments is now complete and lower remaining capital outlays are anticipated to complete the new alkoxylation facility. For the full year, capital expenditures are expected to be in the range of $255 million to $260 million.

Outlook

“Looking forward, we believe the fourth quarter of 2023 will face challenges similar to those experienced during the first nine months, including continued destocking within the agricultural end market, and the normal low seasonal demand for Rigid Polyols. We expect to reduce inventory levels further by year-end and we are nearing the end of our high capital spending phase. As we look toward 2024, we believe volumes and margins will improve due to continued recovery in Rigid Polyols demand, growth in Surfactant volume driven by new contracted business and lower raw material costs," said Scott Behrens, President and Chief Executive Officer. "Given the continued challenging market conditions, we are expanding our cost reduction activities and expect to deliver $50 million in pre-tax savings in 2024, which will help offset future inflation and increased expenses associated with the planned commissioning of our new Pasadena alkoxylation assets. Our cost reduction activities are centered around workforce productivity and improved operational performance across our manufacturing network. A combination of anticipated market recovery, executing our strategic initiatives, and the aforementioned cost reductions, should position us to deliver earnings growth and positive free cash flow in 2024. We remain confident in our long-term growth and innovation initiatives."

Conference Call

Stepan Company will host a conference call to discuss its second quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 18, 2023. The call can be accessed by phone and webcast. To access the call by phone, please click on this Registration Link, complete the form and you will be provided with dial in details and a PIN. To avoid delays, we encourage participants to dial into the conference call ten minutes ahead of the scheduled start time. The webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2023 and 2022

(Unaudited – in 000's, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Sales	$562,226	$719,185	$1,793,637	$2,146,094
Cost of Sales	490,990	600,709	1,582,444	1,786,785
Gross Profit	71,236	118,476	211,193	359,309
Operating Expenses:
Selling	11,811	15,079	35,987	45,908
Administrative	22,904	33,848	68,132	79,499
Research, Development and Technical Services	14,477	16,929	43,720	50,092
Deferred Compensation Expense (Income)	(3,101)	(2,131)	(856)	(13,038)
	46,091	63,725	146,983	162,461

Goodwill Impairment	-	-	-	978
Business Restructuring	5,628	92	5,827	225

Operating Income	19,517	54,659	58,383	195,645

Other Income (Expense):
Interest, Net	(2,987)	(2,221)	(9,674)	(7,254)
Other, Net	(690)	(1,980)	3,348	(8,999)
	(3,677)	(4,201)	(6,326)	(16,253)

Income Before Income Taxes	15,840	50,458	52,057	179,392
Provision for Income Taxes	3,269	11,074	10,660	43,073
Net Income	12,571	39,384	41,397	136,319
Net Income Per Common Share
Basic	$0.55	$1.73	$1.82	$5.98
Diluted	$0.55	$1.71	$1.80	$5.90
Shares Used to Compute Net Income Per Common Share
Basic	22,786	22,753	22,770	22,813
Diluted	22,930	23,034	22,956	23,089

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share*

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands, except per share amounts)	2023	EPS	2022	EPS	2023	EPS	2022	EPS
Net Income Reported	$12,571	$0.55	$39,384	$1.71	$41,397	$1.80	$136,319	$5.90

Deferred Compensation (Income) Expense	$(2,038)	$(0.09)	$(938)	$(0.04)	$(2,795)	$(0.12)	$(4,369)	$(0.19)
Business Restructuring Expense	$4,219	$0.18	$69	$-	$4,365	$0.19	$169	$0.01
Cash-Settled SARs (Income) Expense	$(61)	$-	$(117)	$-	$(145)	$(0.01)	$(464)	$(0.02)
Environmental Remediation Expense	$39	$-	$7,883	$0.34	$384	$0.02	$8,362	$0.36

Adjusted Net Income	$14,730	$0.64	$46,281	$2.01	$43,206	$1.88	$140,017	$6.06

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands, except per share amounts)	2023	EPS	2022	EPS	2023	EPS	2022	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$(2,717)		$(1,234)		$(3,726)		$(5,748)
Business Restructuring Expense	$5,628		$92		$5,827		$225
Cash-Settled SARs (Income) Expense	$(82)		$(154)		$(193)		$(609)
Environmental Remediation Expense	$52		$10,372		$513		$11,002

Total Pre-Tax Adjustments	$2,881		$9,076		$2,421		$4,870

Cumulative Tax Effect on Adjustments	$(722)		$(2,179)		$(612)		$(1,172)

After-Tax Adjustments	$2,159	$0.09	$6,897	$0.30	$1,809	$0.08	$3,698	$0.16

Table III

Deferred Compensation Plans

The full effect of the deferred compensation plans on quarterly pre-tax income was $2.7 million of income versus $1.2 million of income in the prior year. The year-to-date impact was $3.7 million of income versus $5.7 million of income in the prior year. The accounting for the deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plans fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Company common stock were as follows:

	2023				2022
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$74.97	$95.56	$103.03	$106.46	$93.67	$101.35	$98.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2023	2022	2023	2022
Deferred Compensation
Operating Income (Expense)	$3,101	$2,131	$856	$13,038
Other, net – Mutual Fund Gain (Loss)	(384)	(897)	2,870	(7,290)
Total Pre-Tax	$2,717	$1,234	$3,726	$5,748
Total After-Tax	$2,038	$938	$2,795	$4,368

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income statement line items for the three and nine month periods ending September 30, 2023 as compared to 2022:

($ in millions)	Three Months Ended September 30,		Decrease	Change Due to Foreign Currency Translation	Nine Months Ended September 30,		Decrease	Change Due to Foreign Currency Translation
	2023	2022			2023	2022
Net Sales	$562.2	$719.2	$(157.0)	$19.1	$1,793.6	$2,146.1	$(352.5)	$11.1
Gross Profit	71.2	118.5	(47.3)	1.8	211.2	359.3	$(148.1)	0.7
Operating Income	19.5	54.7	(35.2)	0.9	58.4	195.6	$(137.2)	0.1
Pretax Income	15.8	50.5	(34.7)	0.9	52.1	179.4	$(127.3)	0.0

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2023 and December 31, 2022

	September 30, 2023	December 31, 2022
ASSETS
Current Assets	$849,436	$1,044,802
Property, Plant & Equipment, Net	1,179,972	1,073,297
Other Assets	304,121	315,073
Total Assets	$2,333,529	$2,433,172
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$582,077	$670,649
Deferred Income Taxes	9,149	10,179
Long-term Debt	422,375	455,029
Other Non-current Liabilities	117,157	131,250
Total Stepan Company Stockholders’ Equity	1,202,771	1,166,065
Total Liabilities and Stockholders’ Equity	$2,333,529	$2,433,172

Table VI

Reconciliations of Non-GAAP EBITDA and Adjusted EBITDA to Operating Income

	Three Months Ended September 30, 2023

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$15.4	$21.8	$2.4	$(20.1)	$19.5
Depreciation and Amortization	$16.3	$7.9	$1.5	$0.6	$26.3
Other, Net Income (Expense)	$-	$-	$-	$(0.7)	$(0.7)
EBITDA	$31.7	$29.7	$3.9	$(20.2)	$45.1
Deferred Compensation	$-	$-	$-	$(2.7)	$(2.7)
Cash Settled SARs	$(0.1)	$-	$-	$-	$(0.1)
Business Restructuring	$-	$-	$-	$5.6	$5.6
Environmental Remediation	$-	$-	$-	$0.1	$0.1
Adjusted EBITDA	$31.6	$29.7	$3.9	$(17.2)	$48.0

	Three Months Ended September 30, 2022

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$39.0	$31.9	$9.7	$(25.9)	$54.7
Depreciation and Amortization	$13.8	$7.9	$1.5	$0.5	$23.7
Other, Net Income (Expense)	$-	$-	$-	$(2.0)	$(2.0)
EBITDA	$52.8	$39.8	$11.2	$(27.4)	$76.4
Deferred Compensation	$-	$-	$-	$(1.2)	$(1.2)
Cash Settled SARs	$(0.1)	$-	$-	$(0.1)	$(0.2)
Business Restructuring	$-	$-	$-	$0.1	$0.1
Environmental Remediation	$-	$-	$-	$10.4	$10.4
Adjusted EBITDA	$52.7	$39.8	$11.2	$(18.2)	$85.5

	Nine Months Ended September 30, 2023

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$57.6	$48.1	$8.7	$(56.0)	$58.4
Depreciation and Amortization	$47.7	$24.5	$4.3	$1.9	$78.4
Other, Net Income (Expense)	$-	$-	$-	$3.3	$3.3
EBITDA	$105.3	$72.6	$13.0	$(50.8)	$140.1
Deferred Compensation	$-	$-	$-	$(3.7)	$(3.7)
Cash Settled SARs	$(0.2)	$-	$-	$-	$(0.2)
Business Restructuring	$-	$-	$-	$5.8	$5.8
Environmental Remediation	$-	$-	$-	$0.5	$0.5
Adjusted EBITDA	$105.1	$72.6	$13.0	$(48.2)	$142.5

	Nine Months Ended September 30, 2022

($ in millions)	Surfactants	Polymers	Specialty Products	Unallocated Corporate	Consolidated
Operating Income	$141.0	$79.9	$23.2	$(48.5)	$195.6
Depreciation and Amortization	$40.4	$23.5	$4.4	$1.7	$70.0
Other, Net Income (Expense)	$-	$-	$-	$(9.0)	$(9.0)
EBITDA	$181.4	$103.4	$27.6	$(55.8)	$256.6
Deferred Compensation	$-	$-	$-	$(5.7)	$(5.7)
Cash Settled SARs	$(0.4)	$(0.1)	$-	$(0.1)	$(0.6)
Business Restructuring	$-	$-	$-	$0.2	$0.2
Environmental Remediation	$-	$-	$-	$11.0	$11.0
Adjusted EBITDA	$181.0	$103.3	$27.6	$(50.4)	$261.5